EXHIBIT 3(1)

                           SECOND AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                             HAWKS INDUSTRIES, INC.

     The undersigned, James L. Kelly, as the sole incorporator of Hawks Industries, Inc., does hereby certify that:

     1. He is the original incorporator of Hawks Industries, Inc., a Nevada corporation.

     2. The Articles of Incorporation of this corporation were originally filed with the Secretary of State of Nevada on August 9, 2000.

     3. Amended and Restated Articles of Incorporation of this corporation were filed with the Secretary of State of Nevada on August 15, 2000.

     4. No stock has been issued as of this date.

     5. The Articles of Incorporation of this corporation shall be amended and restated in full as follows:

     ARTICLE 1. NAME. The name of the corporation is Hawks Industries, Inc.

     ARTICLE 2. RESIDENT AGENT. The initial resident agent of the corporation is Jams L. Kelly, Esq., whose address is 1000 West Liberty Street, Tenth Floor, Reno, Nevada 89501.

     ARTICLE 3. CAPITALIZATION. The total number of shares that may be issued by the corporation shall be 50,000,000 shares of Common Stock, having a par value of $0.01 per share, and 997,000 shares of Preferred Stock having a par value of $0.01 per share.

     The Board of Directors is expressly authorized by resolution or resolutions from time to time adopted, subject to any limitations and requirements prescribed by Chapter 78 of Nevada Revised Statutes, to provide for the issuance of the shares of Preferred Stock I one or more series and establish from time to time the number of shares to be included in each series, and to fix the designations, powers, preferences, and relative, participating, optional, or other special rights, if any, of the shares of each such series and the qualifications, limitations, and restrictions thereof, if any, with respect to such series of Preferred Stock.

     ARTICLE 4. DIRECTORS. The members of the governing board shall be styled directors. The corporation shall not have less than three (3) nor more than (9) directors. The initial number of directors shall be four (4). The number of directors may be increased or reduced subject to this Article 4 in the manner provided for in the Bylaws of the Corporation.

     ARTICLE 5. CLASSES OF DIRECTORS; FIRST BOARD. The directors of the corporation shall be divided into three classes. The term of office of the directors) of Class I shall expire qat the first annual meeting of the stockholders. The term of office of the director(s) of Class II shall expire one year thereafter. The term of the director(s) of Class III shall expire two years thereafter. Directors elected any annual election of directors shall serve for three year terms, unless any director's term is earlier

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terminated by death, resignation or removal. The initial classes of directors and their class designations are as follows.

     Class I              Milton E. Stanson           Noel J. Brown
                          24 Fifth Avenue             739 Owenoke Ridge
                          New York, NY 10011          New Canaan, CT 06840

     Class II             David H. Peipers
                          888 7th Avenue
                          New York, NY 10606

     Class III            Vincent P. Iannazzo
                          115 E. 57th Street
                          New York, NY 10022

     Election of directors need not be by written ballot unless otherwise provided in the Bylaws

     Cumulative voting for the election of directors shall be permitted.

     ARTICLE 6. LIABILITY OF DIRECTORS AND OFFICERS. No director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty; provided, however, that this limitation of liability shall not act to limit liability for:

     (a) any breach of the director's duty of loyalty to the corporation or its stockholders;

     (b) any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law;

     (c) the payment of unlawful distributions under Chapter 78 of the Nevada Revised Statutes; or

     (d) any transaction from which the director received an improper benefit.

     ARTICLE 7. AMENDMENT OF BYLAWS. The board of directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the Bylaws of the Corporation.


     ARTICLE 8. INCORPORATOR. The name and address of the incorporator is:

     James L. Kelly, Esq., 100 West Liberty Street, Tenth Floor Reno, Nevada
89501


Dated: December 6, 2000


                                                 /s/ James L. Kelly
                                                 ------------------
                                                 JAMES L. KELLY, INCORPORATOR